Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone:	(212) 318-3000	facsimile:	(212) 318-3400

November 11, 2010

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268

Ladies and Gentlemen:

We have acted as counsel to Republic Airways Holdings Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the sale by the Company of up to an aggregate of 13,800,000 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), including up to 1,800,000 shares of Common Stock that may be purchased by the Underwriters pursuant to an option to purchase additional shares granted to the Underwriters pursuant to the underwriting agreement (the “Underwriting Agreement”), dated November 11, 2010, by and between the Company and Goldman, Sachs & Co. and Deutsche Bank Securities, as representatives of the several underwriters named in Schedule I thereto.  The Shares are to be sold pursuant to a prospectus supplement dated November 11, 2010 (the “Prospectus Supplement”), supplementing the prospectus dated November 5, 2010 (the “Base Prospectus”) that forms part of the Company’s Registration Statement on Form S-3 (Registration No. 333-170046) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have examined (i) the Base Prospectus and the Prospectus Supplement, (ii) the Registration Statement, (iii) the executed Underwriting Agreement and (iv) such records of the Company, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter.  In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance, and when issued and delivered in accordance with the terms of the Underwriting Agreement, and upon receipt by the Company of payment of the consideration therefor provided for therein, will be legally issued, fully paid and nonassessable.

The foregoing opinions are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Prospectus Supplement under the heading “Validity of the Shares.”  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, /s/ Fulbright & Jaworski L.L.P. Fulbright & Jaworski L.L.P.